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                                                                   EXHIBIT 10.18
[Genencor International, Inc. Logo]



                       SENIOR EXECUTIVE RELOCATION POLICY
                       CUSTOMARY PRACTICES AND PROVISIONS



OBJECTIVE

Provide customary guidelines and provisions for relocation of employees that support fair and equitable treatment of employees while meeting the business objectives of Genencor International, Inc.

PROVISIONS

Pre-Move:

        Residence Hunting: Reimbursement of expenses for up to three (3) house hunting trips for employee and spouse (round trip coach air, lodging, meals, tips, auto rental covered at 100%; baby-sitting reimbursed at 50%). Additional trips may be made with approval of the Sr. Vice President of Human Resources.

Move:

        Household Goods: Covered expenses include: packing, shipping, unpacking, insurance at replacement cost. NOT COVERED: boats, trailers, plants, hobby items not shippable by van or requiring special crating.

        Cars: Shipment of up to two (2) cars covered. Shipment of additional car(s) requires advance approval of Sr. Vice President of Human Resources.

        Pets:  Shipment of up to two (2) pets covered.

        Furniture Storage: Household goods storage charges may be reimbursable depending on individual situation. (Subject to advance approval of Sr. Vice President of Human Resources).

Travel to New Location:

        Coach air, taxi, tips and meals for employee and dependents, or personal car including mileage, meals lodging and tips covered.

Temporary Living Expense:

        Depends on individual situation and requires advance approval of Sr. Vice President of Human Resources if over 90 days. In most cases, should not exceed 90 days lodging and car rental if car has not been pre-shipped.



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                       SENIOR EXECUTIVE RELOCATION POLICY
                       CUSTOMARY PRACTICES AND PROVISIONS

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Miscellaneous Expense Allowance:

        One month's salary to cover miscellaneous expenses such as installation of appliances, drapes, cleaning payable upon confirmation of settlement on your new residence. Itemization of expenses is not required. (Amount will be grossed up for federal and state taxes and included in employee's wages).

Sale of Primary Home:

               Reimbursement of seller's reasonable and customary closing costs, providing that home is sold within one (1) year of employee's effective transfer date. This provision will be provided via an external relocation service. Does not include buyer's points or expenses incurred resolving title problems or repairs to correct conditions identified in appraisal or engineer's inspection reports. (See Senior Executive Relocation Policy - Palo Alto Addendum.)

Home Purchase:

               Reimbursement of buyer's reasonable and customary closing costs, including mortgage placement fees, legal fees, transfer taxes, recording fees, loan origination fees, and up to two (2) mortgage points involved with the purchase of a new residence in the new location. Reimbursement does not include mortgage insurance fees (PMI or FHA premiums), tax escrows, prepaid insurance or prepaid taxes.

Bridge Loan:

               If employee is selling home in original location, Genencor International, Inc. may provide a bridge loan to facilitate employee purchase of a home in the new location. Bridge loan is limited to 90% of the equity in present home. The loan is to be repaid upon closing the sale of the original residence. The loan will be interest free for six (6) months, with interest thereafter set at 2 points above the prime interest rate as published in the Wall Street Journal. The maximum bridge loan period is one (1) year.

Tax Consultation & Considerations:

               Senior Executives will be provided with tax consultation by Price Waterhouse, Coopers. Any required tax gross-up on any relocation reimbursements, will be completed initially by PwC in December and will be reflected in your final paycheck and year-end W-2. PwC will complete an equalization calculation and settlement sheet at the time your annual state and federal returns are completed and filed.

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[Genencor International, Inc. Logo]

                       SENIOR EXECUTIVE RELOCATION POLICY
                               PALO ALTO ADDENDUM


OBJECTIVE

Provide guidelines for permanent relocation of senior executives to our Palo Alto facility that supports fair and equitable treatment and recognizes the additional needs of the executives while meeting the business objectives of Genencor International, Inc. (GCI or the Company). The provisions below are designed to assist the transition to the new location. The goal of the plan is to facilitate a timely move and quick and integrated adjustment to the new location to insure the senior executive remains fully productive at all times. This policy replaces the Housing Supplement Policy.


KEY PROVISIONS

Down Payment Assistance and Home Price Guarantee

                    The relocating executive will be eligible for a repayable loan as outlined below to be used exclusively as a down payment on a home in Palo Alto or surrounding area. To be eligible for the loan, the executive must contribute at least the lesser of $100,000 or the full equity proceeds from the sale of the executive's Rochester home towards the purchase of the new residence.

                    Upon execution of a promissory note (which may require certain security), GCI will provide the executive with a five-year interest free loan. The amount of the loan will be determined by the President/CEO based on the prevailing market conditions and may be up to 50% of the purchase price of the home. If the employee continues employment with GCI in the Palo Alto area beyond the initial 5-year period, the terms of the loan will be reexamined by the Company prior to the fifth anniversary.

                    Repayment Terms Upon Termination
                    O If the employee should voluntarily leave GCI or is terminated for cause, the employee is responsible to repay the loan no later than the earlier of 6 months from termination, or the sale of the home.
                    O If the employee leaves GCI under a mutually agreeable arrangement, including retirement, the employee is responsible to repay the loan no later than the earlier of 2 years from termination, or the sale of the home.

                    Home Price Guarantee If Employee Sells Palo Alto Home to Satisfy Loan
                    O If the employee leaves GCI under a mutually agreeable arrangement, the Company will guarantee the difference between the then current home price, as determined by the average of two independent appraisals, and the original purchase price up to 100% of the loan
                    O If the employee retires from GCI (i.e. leaves GCI at age 55 or later with at least 10 years of service), the Company will guarantee a percentage of the difference between the then current home price, as determined by the average of two independent appraisals, and the original purchase price where the percentage is calculated as the ratio of the loan amount and the original purchase price.
                    O If the employee should voluntarily leave GCI or is terminated for cause, there is no home price guarantee.


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                    GCI will gross up the executive's salary for all taxes
                    related to any imputed income created by the interest on the loan for the shorter of the first five (5) years of this loan or as long as the executive is an employee of GCI.

Additional Loan
                    The relocating executive will be eligible for an additional repayable loan as outlined below to help them deal with added expenses such as the private tuitions, club initiation fees, etc.

                    Upon execution of a separate promissory note, GCI will provide the executive with a five-year interest free loan up to a maximum of $200,000. If the employee continues employment with GCI in the Palo Alto area beyond the initial 5-year period. The Company prior to the fifth anniversary will reexamine the terms of the loan.

                    The relocating executive will be responsible for all taxes related to any imputed income created by the interest on the loan.

Repayment Terms Upon Termination
                    O If the employee should voluntarily leave GCI or is terminated for cause, the employee is responsible to repay the loan no later than 60 days from termination.
                    O If the employee leaves GCI under a mutually agreeable arrangement, including retirement, the employee is responsible to repay the loan no later than the earlier of 6 months from termination, or the sale of the home.

Rochester Home Purchase Price Guarantee
                    The home purchase price guarantee will be based on the greater of (1) the executive's initial purchase price of the home as documented by the closing papers plus the cost of approved major capital improvements as documented or (2) the current appraised value. To the extent any of the home purchase price guarantee creates a taxable event, the taxable amount will be grossed up to cover the additional taxes.

Housing Cost Supplement
                    In order to defray the impact of increased expenses in the high cost of housing area (i.e.: Palo Alto/San Francisco area) vs. Rochester, NY the employee will receive the following payments in the years noted below provided that the employee remains in the employ of GCI in the high cost of housing area during the time period. The payments are based on a percent of the employees base salary as stated in the offer letter. Payments will be made via the normal payroll process. The employee will be responsible for all personal taxes related to this benefit and the payments are not benefit eligible.

                                                 Percent of Base Salary as
                            Year of Transfer     Stated in the Offer Letter

                           ----------------     --------------------------
                               One                       20%
                               Two                       16%
                               Three                     12%
                               Four                       8%
                               Five                       4%

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